Exhibit 10.48

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated          , 2008, is made by and between Delphi Corporation, a Delaware corporation (the “Company”), and Rodney O’Neal (the “Executive”).

WHEREAS, the Company considers it to be in the best interests of its stockholders to continue the employment of the Executive; and

WHEREAS, the Board recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among the Company’s senior executives, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company’s senior executives, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof to the extent not otherwise defined herein.

2. Term of Agreement. The Term of this Agreement shall commence on the consummation of the Company’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code and shall continue in effect through December 31, 2009; provided, however, that commencing on January 1, 2009 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

3. Compensation Other Than Severance Payments

3.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.

3.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

3.3 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good

Reason. Without limiting the generality of the foregoing and notwithstanding anything in Section 4, below, to the contrary, during the Term and upon the Executive’s termination of employment for any reason following a Change in Control and during the Term, the Executive shall be entitled to participate in the DB SERP in accordance with its terms as in effect on the date hereof, without regard to any amendment or termination of the DB SERP after the date hereof.

4. Severance Payments Upon Termination of Employment Following a Change in Control.

4.1 Subject to Section 4.2 hereof, if the Executive’s employment is terminated during the Term following a Change in Control, other than (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the Executive without Good Reason, then, the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 4.1 (“Severance Payments”) and Section 4.2, in addition to any payments and benefits to which the Executive is entitled under Section 3 hereof. For all purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (provided, however, that such Change in Control referred to in clause (i), (ii) or (iii), as applicable, actually occurs). Notwithstanding the foregoing, payment of all amounts payable under this Section 4.1 shall be delayed, if necessary, until the Executive has incurred a separation from service under Code Section 409A.

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three (3) times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason or at any time during the one (1) year period ending as of the Date of Termination, and (ii) the Executive’s target annual incentive compensation under any incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason (in each case determined without regard to any reduction in base salary which occurred during the one (1) year period ending as of the Date of Termination). Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Code Section 409A, then an amount equal to the amount that would have been paid under the Executive’s Employment Agreement upon a termination other than for cause (as defined in the Employment Agreement) or by the Executive for good reason (as defined in the Employment Agreement) had a Change in Control not occurred, shall be paid in installments for an eighteen (18) month period commencing on the first day of the month next following the Date of Termination and the remaining amounts payable under this clause (A) shall be paid in lump sum.

(B) For the thirty-six (36) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to this Section 4.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the thirty-six (36) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after-tax cost of such benefits to the Executive over such cost immediately prior to the Date of

Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. If the Severance Payments shall be decreased pursuant to Section 4.2 hereof, and the Section 4.1(B) benefits which remain payable after the application of Section 4.2 hereof are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, no later than five (5) business days following such reduction, pay to the Executive the least of (i) the amount of the decrease made in the Severance Payments pursuant to Section 4.2 hereof, (ii) the amount of the subsequent reduction in these Section 4.1(B) benefits, or (iii) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.

(C) Notwithstanding any provision of any annual or long term cash incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent, cash incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.

(D) In addition to the benefits to which the Executive is entitled under each DC Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the amount that would have been contributed thereto or allocated thereunder by the Company on the Executive’s behalf in respect of the three (3) years immediately following the Date of Termination, determined (i) as if the Executive made the maximum permissible contributions thereto during such period, (ii) as if the Executive earned compensation during such period at a rate equal to the Executive’s compensation (as defined in the DC Pension Plan) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve (12) months immediately prior to the first occurrence of an event or circumstance constituting Good Reason determined, in each case, without regard to any reduction in base salary during such twelve (12) month period, and (iii) without regard to any amendment to the DC Pension Plan made subsequent to a Change in Control, which amendment adversely affects in any manner the computation of benefits thereunder.

(E) The Company shall provide the Executive with reasonable outplacement services suitable to the Executive’s position for a period of one year or, if earlier, until the first acceptance by the Executive of an offer of employment.

4.2 (A) Whether or not the Executive becomes entitled to the Severance Payments, if any payment or benefit received or to be received by the Executive (including any payment or benefit received or to be received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject (in whole or part) to the Excise Tax, then, subject to the provisions of subsection (B) of this Section 4.2, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-up Payment is calculated for purposes of this Section 4.2), net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes.

(B) In the event that, after giving effect to any redeterminations described in subsection (D) of this Section 4.2, the aggregate Total Payments do not equal or exceed 110% of the Safe Harbor Amount (as defined below), then subsection (A) of this Section 4.2 shall not apply and the cash Severance Payments shall first be reduced (if necessary, to zero), and the noncash Severance Benefits shall thereafter be reduced (if necessary, to zero) to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax; provided, however, that the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments. “Safe Harbor Amount” means the greatest pre-tax amount of Total Payments that could be paid to the Executive without causing the Executive to become liable for any Excise Tax in connection therewith.

(C) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, unless in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 4.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section 4.2(C) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company’s calculations. If the Executive disputes the Company’s calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

(D) In the event that (i) amounts are paid to the Executive pursuant to subsection (A) of this Section 4.2, (ii) the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, and (iii) after giving effect to such redetermination, the Severance Payments are to be reduced pursuant to subsection (B) of this Section 4.2, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in (i) no portion of the Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes) plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that (x) the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and (y) after giving effect to such redetermination, the Severance Payments should not have been reduced pursuant to subsection (B) of this Section 4.2, the Company shall make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion) within five (5) business days following the time that the amount of such excess is finally determined.

4.3 The payments provided in subsections (A), (C) and (D) of Section 4.1 hereof and in Section 4.2 hereof shall be made not later than the fifth business day following the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 4.2 hereof); provided, however, that in no event shall payments be made later than the end of the Executive’s taxable year following the taxable year in which the Executive remits the related Excise Tax; provided, further, that if the amounts of such payments, and the limitation on such payments set forth in Section 4.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive (or, in the case of payments under Section 4.2 hereof, in accordance with Section 4.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

4.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event shall payments be made later than the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred. Notwithstanding the foregoing, in the event that the Executive does not prevail on at least one material issue in the relevant dispute or other proceeding, the Executive shall repay any amount previously paid by the Company pursuant to this Section 4.4 in respect of such dispute or other proceeding within ten (10) days of the final resolution thereof.

4.5 Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A, payment of the amounts payable under this Agreement shall commence no earlier than the earlier of (i) the first day of the first month commencing at least six (6) months following the Executive’s separation from service with the Company (within the meaning of Code Section 409A) or (ii) the Executive’s date of death. During the six month waiting period, such amounts payable will accumulate with interest (at 120% of the rate provided in Code Section 1274(b)(2)(B)) and be paid as soon as possible.

4.6 Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits, other than as required by Section 3.2 and Section 3.3, shall (1) cease as of the date the Executive breaches any of the provisions of Section 5 and (2) be conditioned on the Executive signing a general release of claims in favor of the Company and its affiliates, which is satisfactory to the Company, and the expiration of any revocation period provided for in such release. In addition, in the event the Executive breaches any of the provisions of Section 5 herein, Executive shall repay the Company an amount equal to the payments made under Section 4.1(A) herein (reduced by an amount equal to the total such payments divided by thirty-six (36), which the Executive acknowledges is adequate consideration for the general release provided pursuant to clause (2) of the immediately preceding sentence) multiplied by a fraction, the numerator being the number of days remaining in the Restriction Period from the date of breach and the denominator being the number of days in the Restriction Period. Such repayment shall be made within ten (10) days of notice from the Company.

4A. Vesting of Equity and Equity-Based Awards.  If the Executive is employed by the Company through the date of a Change in Control:

(A) The Company shall accelerate the vesting and cause the restrictions to lapse on all unvested or restricted time-vested equity or equity-based awards held by the Executive as of such Change in Control and permit each time-vested stock option to acquire common stock of the Company and each time-vested stock appreciation right held by the Executive as of such Change in Control to remain exercisable for a period of one (1) year following such Change in Control (but in no event beyond the remainder of its term).

(B) If such Change in Control constitutes a Sale of the Company in which the Company’s investors as of the Effective Date realize a net internal rate of return (“IRR”) on their equity investment in the Company (using a cost basis equal to Plan Equity Value per share (as defined in the Company’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code)) of at least 10%, assuming full vesting of all outstanding Company stock and stock options, the Company shall accelerate the vesting and cause the restrictions to lapse on all then-outstanding unvested or restricted performance-vested equity or equity-based awards held by the Executive as of such Sale of the Company and permit each performance-vested stock option to acquire common stock of the Company and each performance-vested stock appreciation right held by the Executive as of such Sale of the Company to remain exercisable for a period of one (1) year following such Sale of the Company (but in no event beyond the remainder of its term). The Board or its compensation committee shall, in its discretion, adjust such IRR threshold at least every three years following the Effective Date, (i) with respect to awards granted after the date of such adjustment, or (ii) to appropriately reflect the effects of any mergers, acquisitions, recapitalizations or other corporate transactions involving the Company.

5. Restrictive Covenants.  In recognition of the compensation to be paid to the Executive pursuant to Sections 3, 4 and 4A of this Agreement, and Section 5 of the Employment Agreement, the Executive agrees to be bound by the provisions of this Section 5 (the “Restrictive Covenants”). The Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.

5.1 Return of Company Property.  The Executive agrees that following the termination of the Executive’s employment for any reason, or at any time prior to the Executive’s termination upon the request of the Company, he or she shall return all property of the Company, its parent, subsidiaries, affiliates and any divisions thereof, which is then in or thereafter comes into his or her possession, including, but not limited to, any Confidential Information (as defined below) or Intellectual Property (as defined below), or any other documents, contracts, agreements, plans, photographs, projections, books, notes, records, electronically stored data and all copies, excerpts or summaries of the foregoing, as well as any automobile or other materials or equipment supplied by the Company, its parent, subsidiaries, affiliates and any divisions thereof to the Executive, if any.

5.2 Confidentiality.

(A) The Executive acknowledges and agrees that: (A) the Executive holds a position of trust and confidence with the Company and that his or her employment by the Company will require that the Executive have access to and knowledge of valuable and sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and their representatives; prior, current or future research or development activities of the Company and/or its customers; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; unique and/or proprietary computer equipment, programs, software and source codes, licensing information, personnel information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (“Confidential Information”); (B) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; and (C) the engaging by the Executive in any of the activities prohibited by this Section 5.2(A) may constitute misappropriation and/or improper use of trade secrets in violation of the Michigan Uniform Trade Secrets Act, as well as a violation of this Agreement.

(B) During the Term and at all times thereafter, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, consultant, principal or agent of any business, or in any other capacity, publish or make known, disclose, furnish, reproduce, make available, or utilize any of the Confidential Information without the prior express written approval of an officer of the Company, other than in the proper performance of the duties contemplated herein, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Executive.

(C) In the event that the Executive is required by law to disclose any Confidential Information, the Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

(D) The failure to mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement.

5.3 Intellectual Property.

(A) The Executive hereby assigns to the Company or its designees, without further consideration and free and clear of any lien or encumbrance, the Executive’s entire right, title and interest (within the United States and all foreign jurisdictions), to any and all inventions, discoveries, improvements, developments, works of authorship, concepts, ideas, plans, specifications, software, formulas, databases, designees, processes and contributions to Confidential Information created, conceived, developed or reduced to practice by the Executive (alone or with others) during the Term which (A) are related to the Company’s current or anticipated business, activities, products, or services, (B) result from any work performed by Executive for the Company, or (iii) are created, conceived, developed or reduced to practice with the use of Company property, including any and all Intellectual Property Rights (as defined below) therein (“Work Product”). Any Work Product which falls within the definition of “work made for hire”, as such term is defined in the Copyright Act (17 U.S.C. Section 101), shall be considered a “work made for hire”, the copyright in which vests initially and exclusively in the Company. The Executive waives any rights to be attributed as the author of any Work Product and any “droit morale” (moral rights) in Work Product. The Executive agrees to immediately disclose to the Company all Work Product. For purposes of this Agreement, “Intellectual Property” shall mean any patent, copyright, trademark or service mark, trade secret, or any other proprietary rights protection legally available.

(B) The Executive agrees to execute and deliver any instruments or documents, and to do all other things reasonably requested by the Company in order to more fully vest the Company with all ownership rights in the Work Product. If any Work Product is deemed by the Company to be patentable or otherwise registrable, the Executive shall assist the Company (at the Company’s expense) in obtaining letters of patent or other applicable registration therein and shall execute all documents and do all things, including testifying (at the Company’s expense) necessary or appropriate to apply for, prosecute, obtain, or enforce any Intellectual Property Right relating to any Work Product. Should the Company be unable to secure the Executive’s signature on any document deemed necessary to accomplish the foregoing, whether due to the Executive’s disability or other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to act for and on the Executive’s behalf and stead to take any of the actions required of Executive under the previous sentence, with the same effect as if executed and delivered by the Executive, such appointment being coupled with an interest.

5.4 Non-Competition.

(A) The Executive acknowledges and agrees that: (1) the Business (as defined below) is intensely competitive and conducted by the Company throughout the world; and (2) reasonable limits on the Executive’s ability to engage in activities which are competitive with the Company are warranted in order to, among other things, reasonably protect trade secrets and proprietary information of the Company and to maintain and develop the Company’s reputation, customer relationships, goodwill and overall status in the marketplace.

(B) During the period of the Executive’s employment with the Company and for a period of eighteen (18) months (the “Restriction Period”) following the termination of the Executive’s employment for any reason, and provided that the Company is making the payments, if any, required under Section 4.1(A), subject to Section 4.6, the Executive shall not engage in Competition (as defined below) with the Company.

(C) For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of any other business or organization anywhere in the world which competes, directly or indirectly, with the Company in the Business; provided, however, it shall not be a violation of this Section 5.4(C) for the Executive to become the registered or beneficial owner of up to three percent (3%) of any class of the capital stock of a corporation in Competition with the Company that is registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not otherwise participate in the business of such corporation.

For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules and other electronic technology and any other material business which the Company engages in, or has taken steps (as evidenced by the amounts expended or investment by the Company or actions by the Board of Directors) to become engaged in, at the time of the Executive’s termination.

5.5 Non-Solicitation; Non-Interference.  During the period of the Executive’s employment with the Company and for a period of eighteen (18) months following the termination of the Executive’s employment for any reason the Executive agrees that he will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(A) solicit from any customer doing business with the Company as of the Executive’s termination or within six (6) months prior to the Date of Termination, business of the same or of a similar nature to the Business;

(B) solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Date of Termination;

(C) solicit the employment or services of, or hire or engage, any person who was known by Executive to be employed or engaged by the Company as of the Date of Termination, or within 6 months thereof; or

(D) otherwise interfere with the business or accounts of the Company, including, but not limited to, with respect to any relationship or agreement between the Company and any vendor or supplier.

5.6 Injunctive Relief; Indemnity of Company.  The Executive agrees that any breach or threatened breach of Sections 5.2, 5.3, 5.4 or 5.5 would result in irreparable injury and damage to the Company for which an award of money to the Company would not be an adequate remedy. The Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of this Section 5 are reasonable. The Executive agrees to indemnity and hold harmless the Company from and against all reasonable expenses (including reasonable fees and disbursements of counsel) which may be incurred by the Company in connection with, or arising out of, any violation of this Agreement by the Executive.

5.7 Definition of Company:  For purposes of this Section 5, the “Company,” as used above, shall be construed to include the Company and its parent, subsidiaries and affiliates, including, without limitation, any divisions managed or supervised by the Executive.

5.8 Survival:  The provisions of this Section 5 survive the termination of Executive’s employment with the Company, regardless of the reason for such termination, for the duration expressly stated in any such provision or, if no duration is stated, then indefinitely.

6. Termination Procedures and Compensation During Dispute.

6.1 Notice of Termination.  After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. A purported termination of the Executive’s employment by the Company for Cause shall not be treated as a termination for Cause hereunder unless, within thirty (30) days following the Company’s delivery of a Notice of Termination for Cause, the Company provides the Executive with a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and a reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the opinion of the Board, the Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

6.2 Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

6.3 Compensation During Dispute.  With respect to any termination of the Executive’s employment during the Term and following a Change in Control, if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that this Section 6.3 shall be applicable in the event of a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence. Amounts paid under this Section 6.3 are not in addition to other amounts due under this Agreement and shall be offset against and reduce any amounts otherwise due under Section 4.1 hereof.

7. No Mitigation.  The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 3 or 4 hereof. Further, except as specifically provided in Section 4.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise, except for amounts actually owed by the Executive to the Company as of the Date of Termination.

8. Successors; Binding Agreement.

8.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

9. Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098

Attention: General Counsel

10. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party including but not limited to the Change in Control Agreement entered into between the Company and the Executive dated as of February [  ], 2000; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason; and provided, further, that prior to a Change in Control, this Agreement shall not affect or supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company or the termination thereof prior to a Change in Control. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 4, 5 and 6 hereof) shall survive such expiration.

11. Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Settlement of Disputes; Claims.

13.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

13.2 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its conflicts of law principles. The parties hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located within the state of Michigan in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement.

14. Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B) “Auditor” shall have the meaning set forth in Section 4.2 hereof.

(C) “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(D) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(E) “Board” shall mean the Board of Directors of the Company.

(F) “Cause” for termination by the Company of the Executive’s employment shall mean (I) willful misconduct or gross negligence by the Executive in the performance of his duties hereunder, including insubordination; (II) the Executive’s commission of any felony or the Executive’s commission of any misdemeanor involving moral turpitude (including entry of a guilty or nolo contendere plea); (III) the Executive’s commission of any act involving dishonesty that results in financial, reputational or other harm, monetary or otherwise, to the Company or its affiliates and subsidiaries, including but not limited to an act constituting misappropriation or embezzlement of the property of the Company or its parent, affiliates or subsidiaries, as determined in good faith by the Board; or (IV) any material breach by the Executive of this Agreement. The occurrence of any of the foregoing shall be a reason for Cause, provided that, if the Company determines that the circumstances constituting Cause are curable, then such circumstances shall not constitute Cause unless and until the Executive has been informed by the Company of the existence of Cause and given an opportunity of ten business days to cure, and such Cause remains uncured at the end of such ten-day period.

(G) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 50% of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below;

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(IV) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of (i) the consummation of the Company’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, including, but not limited to, the issuance of the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series B Preferred Stock (the “Preferred Stock”), (ii) the consummation of any of the transactions contemplated by [insert appropriate reference to the purchase agreement, Company charter or other documentation setting forth the terms of the preferred stock and other corporate governance provisions] including, but not limited to, the conversion of the Preferred Stock into common stock of the Company and the conversion of Series B Preferred Stock into Series A-1 Preferred Stock or Series A-2 Preferred Stock, or (iii) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(H) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(I) “Company” shall mean Delphi Corporation and, except in determining under Section 14(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(J) “DB SERP” shall mean the Company’s frozen defined benefit Supplemental Executive Retirement Program.

(K) “DC Pension Plan” shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

(L) “Date of Termination” shall have the meaning set forth in Section 6.2 hereof.

(M) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(N) “Employment Agreement” shall mean the employment agreement entered into by and between the Company and the Executive.

(O) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(P) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

(Q) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(R) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 4.1 hereof (provided, however, that a Change in Control actually occurs), without the written consent of the Executive, of any of the following events that has not been fully cured within ten (10) business days after written notice thereof has been given by the Executive to the Company setting forth in sufficient detail the conduct or activities the Executive believes constitute grounds for Good Reason:

(I) a material demotion or diminution in the Executive’s title, responsibility or authority, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including titles and relationships), authority, duties or responsibilities, in each case as contemplated by Section 3 of the Employment Agreement, or any other action by the Company which results in substantial adverse alteration in such position, authority, duties, or responsibilities, or the failure to elect or to re-elect the Executive to the Board, or the removal of the Executive from the Board; provided, however, that the Company’s ceasing to be a publicly-held corporation shall not constitute Good Reason within the meaning of this Section 14(R)(I);

(II) a reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of the Company described in the Employment Agreement;

(III) a material reduction in the Executive’s incentive compensation opportunity or benefits, except for, in each case, across-the-board reductions similarly affecting all executives of the Company described in Section 7(c)(3) of the Employment Agreement;

(IV) the relocation of the Executive’s principal place of employment to a location more than 25 miles from the Executive’s principal place of employment as of immediately prior to such relocation or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for (i) required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations, (ii) the relocation of the Company’s World Headquarters as described in Section 4 of the Employment Agreement;

(V) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

(VI) a failure of a successor to assume this Agreement in accordance with Section 8.1 of this Agreement.

Any termination by the Executive of his employment during the 30-day period commencing on the first anniversary of the occurrence of a Change in Control shall be deemed to be for Good Reason for all purposes of this Agreement.

(S) “Gross-Up Payment” shall have the meaning set forth in Section 4.2 hereof.

(T) “Notice of Termination” shall have the meaning set forth in Section 6.1 hereof.

(U) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(V) “Sale of the Company” shall mean any transaction or series of transactions (whether structured as a stock sale, merger, consolidation, reorganization, asset sale or otherwise), which results in the sale or transfer of (i) beneficial ownership of more than 50% of the Company’s then-outstanding shares of capital stock (determined based on fair market value), or (ii) all or substantially all of the assets of the Company and its subsidiaries taken as a whole (determined based on fair market value), in each case, other than to a Person, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or transfer.

(W) “Severance Payments” shall have the meaning set forth in Section 4.1 hereof.

(X) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(Y) “Total Payments” shall mean those payments so described in Section 4.2 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DELPHI CORPORATION

By:
Name:
Title:

RODNEY O’NEAL

Address:

(Please print carefully)